Exhibit 10.15

May 26, 2011
Patricia Bogusz
5141 Ewing Ave. South
Minneapolis, MN 55410
Re:    Amendment to Offer Letter Date June 21, 2007
This letter will confirm our discussions regarding your appointment to the position of Vice President, Finance reporting to MJ Graves. You are entitled to certain benefits as a result of your acceptance of the position. Subject to the terms and conditions of this letter, you acknowledge and understand that you are an employee at will. This letter contemplates certain changes to the offer letter originally given to you on June 21, 2007. Except as stated below, all provisions out lined in that letter remain intact.

•	This offer letter includes an annual salary of $223,080 payable on a bi-weekly basis, subject to applicable taxes and other withholdings. Your new base salary is effective April 2, 2011.

•
You would be eligible to participate in BioScrip’s Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date the bonus is paid. You would be eligible for a bonus of up to 30% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met.

•
As a condition to your employment, you will be obligated to enter into a restrictive covenant agreement covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company’s trade secrets. We have agreed that you will not be bound by the terms of section 3 (a) and you are free to work for a competitor. Should you however choose to accept employment with competitor, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of your termination and your new base salary or if your new base salary is the same or greater than your salary on the date of termination no further payments will be made.

•
Subject to approval of the Compensation Committee of the board of Directors, you would be granted options to purchase 50,000 shares of the Company’s common stock, par value $0.0001 per share. The exercise price of the options shall be the market price on the date the option grant is approved by the Board of Directors. The options would vest in three equal amounts at the rate of one-third per year over three years commencing on the first anniversary of the grant date.

•
If you are terminated other than for “cause” as defined in your offer letter, upon execution of the Company’s Standard Waiver and Release Agreement, (i) you will be eligible to receive severance payments equal to one (1) year of salary at your then current base salary payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal state and local withholding, and (ii) all options contemplated to be issued under the terms of the Company’s stock option plans granted and help by you at the time of termination shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms and conditions.

Please call me to discuss any questions or comments that you may have regarding these terms.
We are very pleased to have you as part of the Management team!

Sincerely,
/s/ Vito Ponzio, Jr
Vito Ponzio, Jr.
Senior Vice President, Human Resources
(914)460-1625 Direct
(914)564-4928 Cell
vponzio@bioscrip.com
I accept the offer as stated.
Pat Bogusz
/s/ Pat Bogusz                        6-1-11
Signature                        Date signed